EXHIBIT h.5

                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT
                                     BETWEEN
                                      PEPCO
                                       AND
                      BOSTON FINANCIAL DATA SERVICES, INC.


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                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                       PHOENIX EQUITY PLANNING CORPORATION

                                       AND

                      BOSTON FINANCIAL DATA SERVICES, INC.


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                                TABLE OF CONTENTS

                                                                            Page

1.       Terms of Appointment and Duties.......................................1

2.       Third Party Administrators for Defined Contribution Plans.............4

3.       Fees and Expenses.....................................................5

4.       Representations and Warranties of the Sub-Transfer Agent..............6

5.       Representations and Warranties of the Transfer Agent..................7

6.       Wire Transfer Operating Guidelines....................................7

7.       Data Access and Proprietary Information...............................9

8.       Indemnification......................................................10

9.       Standard of Care/Limitation of Liability.............................12

10.      Confidentiality......................................................12

11.      Covenants of the Transfer Agent and the Sub-Transfer Agent...........13

12.      Termination of Agreement.............................................13

13.      Assignment and Third Party Beneficiaries.............................14

14.      Subcontractors.......................................................15

15.      Miscellaneous........................................................15

16.      Additional Funds.....................................................17



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                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT
                    -----------------------------------------

AGREEMENT made as of the 1ST day of January, 2005, by and between PHOENIX EQUITY PLANNING CORPORATION, a Connecticut corporation, having its principal office and place of business at 56 Prospect St., Hartford, Connecticut 06115 (the "Transfer Agent"), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the "Sub-Transfer Agent").

WHEREAS, the Transfer Agent has been assigned 030197 as its six-digit FINS number by the Depository Trust Company of New York, NY ("DTC");

WHEREAS, the Transfer Agent registered with the U. S. Securities and Exchange Commission, its appropriate regulatory authority ("ARA") and has been assigned a seven digit number (generally beginning with an "84" or an "85") ARA number of 084-5491;

WHEREAS, the Transfer Agent has been appointed by each of the investment companies (including each series thereof, a "Portfolio", and collectively as the "Portfolios") listed on Schedule A (the "Fund(s)") which may be amended by the parties from time to time and made subject to this Agreement in accordance with
Section 16, each an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended, as transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain activities, and the Transfer Agent has accepted each such appointment;

WHEREAS, the Transfer Agent has entered into a Transfer Agency and Service Agreement with each of the Funds (including each series thereof) listed on Schedule A pursuant to which the Transfer Agent is responsible for certain transfer agency and dividend disbursing functions and the Transfer Agent is authorized to subcontract for the performance of its obligations and duties thereunder in whole or in part with the Sub-Transfer Agent;

WHEREAS, the Transfer Agent is desirous of having the Sub-Transfer Agent perform certain shareholder accounting, administrative and servicing function (collectively "Shareholder and Record-Keeping Services");

WHEREAS, the Transfer Agent desires to appoint the Sub-Transfer Agent as its agent, and the Sub-Transfer Agent desires to accept such appointment; and

WHEREAS, the parties hereto acknowledge and agree that the Sub-Transfer Agency and Service Agreement between Phoenix Equity Planning Corporation and State Street Bank and Trust Company effective June 1, 1994 is terminated as of January 1, 2005.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment; Duties
         ----------------------------

   1.1 Sub-Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby employs and appoints the Sub-Transfer Agent to act as, and the Sub-Transfer Agent agrees to act as, the agent of the Transfer Agent for

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         the shares of the Funds in connection with any accumulation, open-account, retirement plans or similar plan provided to the shareholders of each Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of each such Fund, including without limitation any periodic investment plan or periodic withdrawal program. As used herein, the term "Shares" means the authorized and issued shares of common stock, or shares of beneficial interest, as the case may be, for each of the Funds (including each series thereof) enumerated in Schedule A. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Sub-Transfer Agent, the Sub-Transfer Agent agrees that it will perform the following Shareholder and Record-Keeping services:

         (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the "Custodian");

         (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

         (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

         (d) In respect to the transactions in items (a), (b) and (c) above, the Sub-Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

         (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

         (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (g) Prepare and transmit payments for dividends and distributions declared by the Fund;

         (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Sub-Transfer Agent of indemnification satisfactory to the Sub-Transfer Agent and protecting the Sub-Transfer Agent and the Fund, and the Sub-Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

         (i) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Transfer Agent, and the Transfer Agent shall be responsible for all losses or claims resulting from such replacement;

         (j) Maintain records of account for and advise the Transfer Agent and its Shareholders as to the foregoing; and

         (k) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized,


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         based upon data provided to it by the Fund, and issued and outstanding.
         The Sub-Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

   1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Sub-Transfer Agent shall perform the following services:

         (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

         (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

         (c) "Blue Sky" Reporting. The Fund or Transfer Agent shall (i) identify to the Sub-Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Sub-Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

         (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Sub-Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Sub-Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank


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         participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

         (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Transfer Agent and the Sub-Transfer. The Sub-Transfer Agent may at times perform only a portion of these services and the Transfer Agent, the Funds or their agent may perform these services on the Fund's behalf; and

         (f) Anti-Money Laundering ("AML") Delegation. If the Transfer Agent elects to delegate to the Sub-Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule ("Schedule 1.2(f) entitled "AML Delegation" which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Sub-Transfer Agent pursuant to this
         Section 1.2(f), the Transfer Agent agrees to pay the Sub-Transfer Agent for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below.

   1.3 Fiduciary Accounts. With respect to certain retirement plans (such as individual retirement accounts ("IRAs")) or accounts, SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) Plans (collectively, such accounts, "Fiduciary Accounts"), the Sub-Transfer Agent, at the request of the Transfer Agent, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (the "Bank"), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

2.       Third Party Administrators for Defined Contribution Plans
         ---------------------------------------------------------

   2.1 The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended)(the "TPA(s)").

   2.2   In accordance with the procedures established in the initial Schedule
         2.1 entitled "Third Party Administrator Procedures", as may be amended by the Sub-Transfer Agent and the Fund from time to time ("Schedule 2.1"), the Sub-Transfer Agent shall:

         (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

         (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and


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         (c) Perform all services under Section 1 as sub-transfer agent of the
         Funds and not as a record-keeper for the Plans.

   2.3 Transactions identified under Section 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

         (a) Require the Sub-Transfer Agent to use methods and procedures other than those usually employed by the Sub-Transfer Agent to perform services under Section 1 of this Agreement;

         (b) Involve the provision of information to the Sub-Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

         (c) Require more manual intervention by the Sub-Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.       Fees and Expenses
         -----------------

   3.1 Fee Schedule. For the performance by the Sub-Transfer Agent pursuant to this Agreement, the Transfer Agent agrees to pay the Sub-Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Transfer Agent and the Sub-Transfer Agent.

   3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Transfer Agent agrees to reimburse the Sub-Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Sub-Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Sub-Transfer Agent at the request or with the consent of the Transfer Agent, will be reimbursed by the Fund.

   3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

   3.4 Invoices. The Transfer Agent agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Transfer Agent may only withhold that portion of the fee or expense subject to the good faith dispute. The Transfer Agent shall notify the Sub-Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Transfer Agent is disputing any amounts in good faith. If the Transfer Agent does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Transfer Agent. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled by law or legal process.


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   3.5   Cost of Living Adjustment. Following the first year of the Initial
         Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase (not to exceed 5%) for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

   3.6 Late Payments. If any undisputed amount in an invoice of the Sub-Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Transfer Agent shall pay the Sub-Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provision of Massachusetts law.

4.       Representations and Warranties of the Sub-Transfer Agent
         --------------------------------------------------------

The Sub-Transfer Agent represents and warrants to the Transfer Agent that:

   4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

   4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

   4.3 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

   4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

   4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

   4.6 It will provide security, as set forth in Section 10 of this Agreement, for Transfer Agent materials in Sub-Transfer Agent's possession, in the same manner and to the same extent by which Sub-Transfer Agent treats its own Confidential information.

   4.7 It will provide to Transfer Agent, upon request, Sub-Transfer Agent's certification related to its internal controls for handling of Transfer Agent's information. Upon request, Sub-Transfer Agent will provide a copy of its SAS 70 report to Transfer Agent on an annual basis.


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5.       Representations and Warranties of the Transfer Agent
         ----------------------------------------------------

The Transfer Agent represents and warrants to the Sub-Transfer Agent that:

   5.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Connecticut.

   5.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

   5.3 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

   5.4 Each Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

   5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

   5.6 It has obtained, from each Fund, all consents and approvals necessary for the subcontracting of the Shareholder and Record-Keeping Services being provided herein.

6.       Wire Transfer Operating Guidelines/Articles 4A of the Uniform
         Commercial Code
         -------------------------------------------------------------

   6.1 Obligation of Sender. The Sub-Transfer Agent is authorized to promptly debit the appropriate Transfer Agent account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Sub-Transfer Agent has been instructed to transfer. The Sub-Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Transfer Agent instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

   6.2 Security Procedure. The Transfer Agent acknowledges that the Security Procedure it has designated on the Transfer Agent Selection Form was selected by the Transfer Agent from security procedures offered by the Sub-Transfer Agent. The Transfer Agent shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Sub-Transfer Agent in writing. The Transfer Agent must notify the Sub-Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Transfer Agent's authorized personnel. The Sub-Transfer Agent shall verify the authenticity of all Transfer Agent instructions according to the Security Procedure.


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

   6.3 Account Numbers. The Sub-Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

   6.4 Rejection. The Sub-Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Sub-Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Sub-Transfer Agent, in the Sub-Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Sub-Transfer Agent; or (c) if the Sub-Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

   6.5 Cancellation Amendment. The Sub-Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Sub-Transfer Agent reasonable opportunity to act. However, the Sub-Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

   6.6 Errors. The Sub-Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Sub-Transfer Agent complies with the payment order instructions as received and the Sub-Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

   6.7 Interest. The Sub-Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Sub-Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Sub-Transfer Agent of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Sub-Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

   6.8 ACH Credit Entries/Provisional Payments. When the Transfer Agent initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Bank will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Sub-Transfer Agent with respect to an ACH credit entry are provisional until the Sub-Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Sub-Transfer Agent does not receive such final settlement, the Transfer Agent agrees that the Sub-Transfer Agent shall receive a refund of the amount credited to the Transfer Agent in connection with such entry, and the party making payment to the Transfer Agent via such entry shall not be deemed to have paid the amount of the entry.

   6.9 Confirmation. Confirmation of Sub-Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Sub-Transfer Agent's proprietary information systems, or by facsimile or call-back. Transfer Agent must report any objections to the execution of an order within thirty (30) days.

7.       Data Access and Proprietary Information
         ---------------------------------------

   7.1 The Transfer Agent acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Transfer Agent by the Sub-Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Sub-Transfer Agent on databases under the control and ownership of the Sub-Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Sub-Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Transfer Agent agrees to treat all Proprietary Information as proprietary to the Sub-Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Transfer Agent agrees for itself and its employees and agents to:

         (a) Use such programs and databases (i) solely on the Transfer Agent's computers, or (ii) solely from equipment at the location agreed to between the Sub-Transfer Agent and the Transfer Agent and (iii) solely in accordance with the Sub-Transfer Agent's applicable user documentation;

         (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Transfer Agent's computer(s)), the Proprietary Information;

         (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Sub-Transfer Agent's instructions;

         (d) Refrain from causing or allowing information transmitted from the Sub-Transfer Agent's computer to the Transfer Agent's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

         (e) Allow the Transfer Agent to have access only to those authorized transactions as agreed to between the Sub-Transfer Agent and the Transfer Agent; and

         (f) Honor all reasonable written requests made by the Sub-Transfer Agent to protect at the Sub-Transfer Agent's expense the rights of the Sub-Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

   7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Sub-Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

   7.3 The Transfer Agent acknowledges that its obligation to protect the Sub-Transfer Agent's Proprietary Information is essential to the business interest of the Sub-Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Sub-Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Sub-Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

   7.4 If the Transfer Agent notifies the Sub-Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Sub-Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Sub-Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Transfer Agent agrees to make no claim against the Sub-Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE SUB-TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   7.5 If the transactions available to the Transfer Agent include the ability to originate electronic instructions to the Sub-Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Sub-Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Sub-Transfer Agent from time to time.

   7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.       Indemnification
         ---------------

   8.1 The Sub-Transfer Agent shall not be responsible for, and the Transfer Agent shall indemnify and hold the Sub-Transfer Agent and with respect to Section 8.1(e) herein, also the Bank, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Sub-Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, (including the defense of any law suit in which the Sub-Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b) The Transfer Agent's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Transfer Agent hereunder;

         (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Sub-Transfer Agent, or its agents or subcontractors on:
         (i) any information, records, documents, data, stock certificates or services, which are received by the Sub-Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Transfer Agent, and which have been prepared, maintained or performed by the Transfer Agent or each Fund or any other person or firm on behalf of the Transfer Agent or each Fund including but not limited to any broker-dealer, TPA or previous transfer agent or registrar; (ii) any instructions or requests of the Transfer Agent or each Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Sub-Transfer Agent under this Agreement which are provided to the Sub-Transfer Agent after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

         (d) The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs, the Funds or the Transfer Agent, and the reliance by the Sub-Transfer Agent on the broker-dealer, TPA, the Fund or the Transfer Agent ensuring that the original source documentation is in good order and properly retained;

         (e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

         (f) The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Fund's demand deposit account maintained at the Bank; or

         (g) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems

   8.2 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Transfer Agent may be required to indemnify the Sub-Transfer Agent, the Sub-Transfer Agent shall promptly notify the Transfer Agent of such assertion, and shall keep the Transfer Agent advised with respect to all developments concerning such claim. The Transfer Agent shall have the option to participate with the Sub-Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Sub-Transfer Agent. The Sub-Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Transfer Agent may be required to indemnify the Sub-Transfer Agent except with the Transfer Agent's prior written consent.

9.       Standard of Care/Limitation of Liability
         ----------------------------------------

         The Sub-Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by
         Section 9 of this Agreement. This standard of care shall apply to Exception Services as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, Sub-Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by Sub-Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by Sub-Transfer Agent as fees and charges, but not including reimbursable expenses, during the six (6) calendar months immediately preceding the event for which recovery from Sub-Transfer Agent is being sought.

10.      Confidentiality
         ---------------

   10.1 The Sub-Transfer Agent and the Transfer Agent agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Sub-Transfer Agent or of the Transfer Agent, used or gained by the Sub-Transfer Agent or the Transfer Agent during performance under this Agreement. The Sub-Transfer Agent and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Sub-Transfer Agent or the Transfer Agent and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by
         Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Sub-Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

   10.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Sub-Transfer Agent will use best efforts to notify the Transfer Agent and to secure instructions from an authorized officer of the Transfer Agent as to such inspection. The Sub-Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.      Covenants of the Transfer Agent and the Sub-Transfer Agent
         ----------------------------------------------------------

   11.1 The Sub-Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Transfer Agent for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

   11.2 The Sub-Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Sub-Transfer Agent agrees that all such records prepared or maintained by the Sub-Transfer Agent relating to the services to be performed by the Sub-Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

12.      Termination of Agreement
         ------------------------

   12.1 Term. The initial term of this Agreement (the "Initial Term") shall be three years from the date first stated above unless terminated pursuant to the provisions of this Section 12. Unless a terminating party gives written notice to the other party one hundred and twenty (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"). One hundred and twenty
         (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise the fees shall be increased pursuant to Section 3.5 of this Agreement.

   12.2 Termination by Transfer Agent for Cause. If Sub-Transfer Agent defaults in the performance of any of its material obligations (or repeatedly defaults in the performance of any of its other obligations) under this Agreement, and does not cure such default within sixty days (60) of notice of the default, then Transfer Agent may, by giving notice to Sub-Transfer Agent, terminate this Agreement as of the termination date specified in the notice of termination.

   12.3 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Transfer Agent desire to move any of its services provided by the Sub-Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Sub-Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Sub-Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the fees payable to the Sub-Transfer

         Agent shall be calculated as if the services had been performed by the Sub-Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Sub-Transfer Agent. In addition to the foregoing, the Transfer Agent shall pay to the Sub-Transfer Agent an amount equal to the aggregate of all discounts on fees received by the Transfer Agent which would, other than for such discounts, have been due and owed by the Transfer Agent to the Sub-Transfer Agent during the Initial Term or subsequent Renewal Term. For purposes of this provision the parties have calculated this amount to be $377,000 for each year or partial year remaining in the then current term. The payment of all fees to the Sub-Transfer Agent as set forth shall be accelerated to the business day immediately prior to the conversion or termination of services.

   12.4 Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Transfer Agent. Additionally, the Sub-Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

   12.5 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

   12.6 Unpaid Invoices. The Sub-Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Transfer Agent to the Sub-Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

   12.7 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) in the event that any of the following occur(s) and is not discharged within thirty days: (i) voluntary institution by the other party of insolvency, receivership, bankruptcy, or any other proceedings for the settlement of the other party's debt, (ii) involuntary institution of insolvency, receivership, bankruptcy or any other proceedings for settlement of the other party's debt, (iii) the making of general assignment by the other party for the benefit of creditors; or (iv) the dissolution of the other party.

13.      Assignment and Third Party Beneficiaries
         ----------------------------------------

   13.1 Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

   13.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Sub-Transfer Agent and the Transfer Agent, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Sub-Transfer Agent and the Transfer Agent. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

   13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Sub-Transfer Agent and the Transfer Agent. Other than as provided in Section 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14.      Subcontractors

   14.1 The Sub-Transfer Agent may, with notice, but without further consent on the part of the Transfer Agent, subcontract for the performance hereof with a Sub-Transfer Agent affiliate duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934; provided, however, that the Sub-Transfer Agent shall be fully responsible to the Transfer Agent for the acts and omissions of the Sub-Transfer Agent or its affiliate as it is for its own acts and omissions.

   14.2 Nothing herein shall impose any duty upon the Sub-Transfer Agent in connection with or make the Sub-Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Sub-Transfer Agent selected such company, the Sub-Transfer Agent shall have exercised due care in selecting the same.

15.      Miscellaneous
         -------------

   15.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

   15.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

   15.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

   15.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential, indirect or special damages under any provision of this Agreement or for any consequential, indirect or special damages arising out of any act or failure to act hereunder.

   15.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

   15.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

   15.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

   15.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

   15.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

   15.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

   15.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

   15.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

         (a) If to Boston Financial Data Services, Inc. to: Boston
                      Financial Data Services, Inc.
                      2 Heritage Drive, 4th Floor
                      North Quincy, Massachusetts 02171
                      Attn: Legal Department
                      Facsimile: (617) 483-2490

         (b) If to the Transfer Agent, to:
                      Phoenix Equity Planning Corporation
                      101 Munson Street
                      Greenfield, Massachusetts  01301
                      Attention: Heidi Griswold
                      Facsimile: (413) 772-4112
                      cc: Phoenix Equity Planning Corporation
                      One American Row
                      Hartford, Connecticut  06115
                      Attention: Matthew Swendiman

16.      Additional Funds
         ----------------

         In the event that any Fund establishes one or more series of Shares or a new investment company is added in addition to those listed on the attached Schedule A, with respect to which the Transfer Agent desires to have the Sub-Transfer Agent render services as sub-transfer agent under the terms hereof, it shall so notify the Sub-Transfer Agent in writing, and if the Sub-Transfer Agent agrees in writing to provide such services, such Fund or such series of Shares shall become a Portfolio (as the case may be) hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                   PHOENIX EQUITY PLANNING
                                   CORPORATION

                                   By: /s/ Heidi Griswold
                                       -----------------------------------------

                                   Name: Heidi Griswold
                                         ---------------------------------------

                                   Title: AVP, Mutual Fund Services
                                          --------------------------------------
ATTEST:



/s/ Thomas J. Almstead
----------------------

                                   BOSTON FINANCIAL DATA SERVICES, INC.

                                   BY: /s/ Jane L. Brennan
                                       -----------------------------------------
                                       Jane Brennan, Divisional Vice President

ATTEST:



/s/ Steve Silverman, Client Service Officer
-------------------------------------------

                                   SCHEDULE A
                                 January 1, 2005

PHOENIX EQUITY TRUST
     Phoenix Mid-Cap Value Fund
     Phoenix-Aberdeen Worldwide Opportunities Fund
PHOENIX PARTNER SELECT FUNDS
     Phoenix Partner Select Wealth Builder Fund
     Phoenix Partner Select Wealth Guardian Fund
THE PHOENIX-ENGEMANN FUNDS
     Phoenix-Engemann Balanced Return Fund
     Phoenix-Engemann Focus Growth Fund
     Phoenix-Engemann Nifty Fifty Fund
     Phoenix-Engemann Small-Cap Growth
PHOENIX MULTI-SERIES TRUST
     Phoenix-Goodwin Multi-Sector Fixed Income Fund
     Phoenix-Goodwin Multi-Sector Short Term Bond Fund
PHOENIX INSTITUTIONAL MUTUAL FUNDS
     Phoenix Institutional Bond Fund
PHOENIX STRATEGIC EQUITY SERIES FUND
     Phoenix-Seneca Growth Fund
     Phoenix-Seneca Strategic Theme Fund
PHOENIX EQUITY SERIES FUND
     Phoenix Growth & Income Fund
PHOENIX PORTFOLIOS
     Phoenix Market Neutral Fund
PHOENIX INSTITUTIONAL MUTUAL FUNDS
     Phoenix Institutional Bond Fund
PHOENIX INVESTMENT SERIES FUND
     Phoenix Income & Growth Fund
     Phoenix Global Utilities Fund
PHOENIX INVESTMENT TRUST 97
     Phoenix Small Cap Value Fund
     Phoenix Value Equity Fund
PHOENIX-GOODWIN MULTI SECTOR FIXED INCOME FUND, INC.
PHOENIX GOODWIN CALIFORNIA TAX-EXEMPT BOND FUND
PHOENIX STRATEGIC ALLOCATION FUND
PHOENIX MULTI-PORTFOLIO FUND
     Phoenix-Aberdeen International Fund
     Phoenix-Duff & Phelps Real Estate Securities Fund
     Phoenix-Goodwin Emerging Markets Bond Fund
     Phoenix-Goodwin Tax Exempt Bond Fund
PHOENIX-KAYNE FUNDS
     Phoenix-Kayne Rising Dividends Fund
     Phoenix-Kayne Small-Mid Cap Fund
     Phoenix-Kayne International Fund
     Phoenix-Kayne Intermediate Total Return Bond Fund
     Phoenix-Kayne California Intermediate Tax-Free Bond Fund

                                   SCHEDULE A
                                 January 1, 2005
                                   (continued)

PHOENIX-SENECA FUNDS
     Phoenix-Seneca Bond Fund
     Phoenix-Seneca Mid-Cap "EDGE" Fund
     Phoenix-Seneca Equity Income Fund
PHOENIX SERIES FUND
     Phoenix Core Bond Fund
     Phoenix-Engemann Mid-Cap Growth Fund
     Phoenix-Engemann Capital Growth Fund
     Phoenix-Goodwin High Yield Fund
     Phoenix-Goodwin Money Market Fund




















PHOENIX EQUITY PLANNING               BOSTON FINANCIAL DATA SERVICES,
CORPORATION                           INC.


By:  /s/ Heidi Griswold               By:  /s/ Jane L. Brennan
     ----------------------------          -------------------------------------
                                      Jane Brennan, Divisional Vice President

Name:  Heidi Griswold
       --------------------------

Title: AVP, Mutual Fund Services
       --------------------------

                                 SCHEDULE 1.2(g)
                                 AML DELEGATION

1. DELEGATION. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the "USA PATRIOT Act"), the Transfer Agent and the Funds have developed and implemented a written anti-money laundering program (the "AML Program"), which is designed to satisfy the requirements of the USA PATRIOT Act. Under the USA PATRIOT Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. The Funds have made such a delegation to the Transfer Agent. In accordance with the Funds' delegation, the Transfer Agent is desirous of having the Sub-Transfer Agent perform certain delegated duties pursuant to the AML Program and the Sub-Transfer Agent desires to accept such delegation.

2. LIMITATION ON DELEGATION. The Transfer Agent acknowledges and agrees that in accepting the delegation hereunder, the Sub-Transfer Agent is agreeing to perform only those services that have been expressly delegated hereby as the same may from time to time be amended and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Funds with the USA PATRIOT Act or for any other matters delegated by the Funds to the Transfer Agent that have not been further delegated hereunder. Additionally, the parties acknowledge and agree that the Sub-Transfer Agent shall only be responsible for performing the delegated duties with respect to the ownership of, and transactions in, shares in the Funds for which the Sub-Transfer Agent maintains the applicable shareholder information.

3. CONSENT TO EXAMINATION. In connection with the performance by the Sub-Transfer Agent of the delegated duties below, the Sub-Transfer Agent understands and acknowledges that the Transfer Agent and the Funds remain responsible for assuring compliance with the USA PATRIOT Act and that the records the Sub-Transfer Agent maintains for the Transfer Agent on behalf of the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Sub-Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Sub-Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

4.       DELEGATED DUTIES.

   4.1 Consistent with the services provided by the Sub-Transfer Agent and with respect to the beneficial ownership of, and transactions in, shares in the Fund for which the Sub-Transfer Agent maintains the applicable shareholder information, the Sub-Transfer Agent shall:

                                 SCHEDULE 1.2(f)
                                 AML DELEGATION
                                   (continued)

         (a) Submit all financial and non-financial transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

         (b)  Review special payee checks through OFAC database;

         (c) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

         (d) Review wires sent pursuant to banking instructions other than those on file with the Sub-Transfer Agent;

         (e)  Review accounts with small balances followed by large purchases;

         (f) Review accounts with frequent activity within a specified date range followed by a large redemption;

         (g) On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

         (h) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

         (i) Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Transfer Agent with a copy of the SAR within a reasonable time after filing; notify the Transfer Agent if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

         (j) Compare account information to any FinCEN request received by the Transfer Agent and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Transfer Agent with documentation/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames; and

         (k) In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) verify the identity of any person seeking to open an account with a Fund, (ii) Maintain records of the information used to verify the person's identity and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Transfer Agent by any government agency.

                                 SCHEDULE 1.2(f)
                                 AML DELEGATION
                                   (continued)

   4.2 In the event that the Sub-Transfer Agent detects suspicious activity as a result of the foregoing procedures, which necessitates the filing by the Sub-Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Sub-Transfer Agent shall also immediately notify the Transfer Agent, unless prohibited by applicable law.




















PHOENIX EQUITY PLANNING               BOSTON FINANCIAL DATA SERVICES,
CORPORATION                           INC.


By:  /s/ Heidi Griswold               By:  /s/ Jane L. Brennan
     ----------------------------          -------------------------------------
                                      Jane Brennan, Divisional Vice President

Name:  Heidi Griswold
       --------------------------

Title: AVP, Mutual Fund Services
       --------------------------

                                  SCHEDULE 2.1
                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                             Dated: January 1, 2005


1. On each day on which both the New York Stock Exchange and the Fund are open for business (a "Business Day"), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Sub-Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Sub-Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Sub-Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Sub-Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

                                  SCHEDULE 2.1
                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                             Dated: January 1, 2005
                                   (continued)

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Sub-Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Sub-Transfer Agent or each Fund, provide at the TPA(s)'s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.










PHOENIX EQUITY PLANNING               BOSTON FINANCIAL DATA SERVICES,
CORPORATION                           INC.


By:  /s/ Heidi Griswold               By:  /s/ Jane L. Brennan
     ----------------------------          -------------------------------------
                                      Jane Brennan, Divisional Vice President

Name:  Heidi Griswold
       --------------------------

Title: AVP, Mutual Fund Services
       --------------------------

                                  SCHEDULE 2.1
                                      FEES
                    January 1, 2005 through December 31, 2007

General: Fees are billable on a monthly basis at the rate of 1/12th of the annual fee and include National Quality Review charges. A charge is made for an account in the month that an account opens or closes. Account service fees are the higher of; (a) open account charges plus closed account charges or, (b) the CUSIP minimum. A CUSIP that merges with another CUSIP shall be charged account service fees through May of the year following the calendar year in which the CUSIP merged. CUSIPs are subject to account service fees until purged from the TA2000 System.

Annual Account Service Fees*
----------------------------
Open Account                                                          $    5.75/account
Closed Account                                                        $    1.40/account

    *Note:  A CUSIP Minimum Fee of $1,617/month applies.

Other Annual Fees
-----------------
Investor                                                              $    1.89/Investor
12b-1 Commissions/TASS                                                $    1.08/account
COMFEE Processing                                                     $    0.25/account (once initialized)

Transaction Fees
----------------
Checkwriting                                                          $    1.05/draft

Automated Work Station ("AWD") Support Fees
-------------------------------------------
1-150 Workstations                                                    $4,500.00/each/year
151+ Workstations                                                     $4,400.00/each/year
AWD AUTOSOURCE                                                        $   10.00/report/execution
NT Fax                                                                $1,500.00/line/year

Out-of-Pocket Expenses**: Out-of-pocket expenses include but are not limited to confirmation statement files, NSCC charges, postage, forms, audio response, Internet based applications, disaster backup, project management, business event management, programming, reports, telephone/line charges, faxes, transmissions, freight, records retention, federal funds wires, microfiche, CD ROMS, fund implementation and expenses incurred at the specific direction of the Transfer Agent.

     **Note: The Sub-Transfer Agent agrees to inform the Transfer Agent of rate changes prior to their implementation.


PHOENIX EQUITY PLANNING             BOSTON FINANCIAL DATA SERVICES, INC.
CORPORATION

By:  /s/ Heidi Griswold             By:  /s/ Jane L. Brennan
     ----------------------------        ----------------------
                                         Jane Brennan, Divisional Vice President

Name:  Heidi Griswold
       --------------------------

Title: AVP, Mutual Fund Services
       -------------------------